Exhibit 99.1
NEWS

FOR IMMEDIATE RELEASE
Solutia Inc. 575 Maryville Centre Drive St. Louis, Missouri 63141 P.O. Box 66760 St. Louis, Missouri 63166-6760
Media: Melissa Zona (314) 674-5555 Investors: Susannah Livingston (314) 674-8914

Solutia Reports Second Quarter 2010 Results

ST. LOUIS– July 26, 2010
Second Quarter Highlights
•	Net sales of $518 million; an increase of 26% over the same period last year
•	Record Adjusted EBITDA of $134 million; an increase of 40% over the same period last year
•	Adjusted diluted EPS from continuing operations of $.44
•	Raising 2010 free cash flow guidance
•	Novomatrix and Vistasolar® EVA acquisitions completed, integration underway

Note: See reconciliation tables below for adjustments made to GAAP financial measures and discussion of items affecting results.
“In the second quarter, Solutia once again delivered strong financial performance through growth in emerging markets, a continued focus on operational excellence, and adherence to a culture of cost discipline,” said Jeffry N. Quinn, chairman, president and chief executive officer of Solutia Inc.  “During the quarter, focusing on products that serve the renewable energy market, positioning our diverse set of businesses to capitalize on improving demand, and completing two highly synergistic acquisitions also strengthened Solutia’s global leading market positions across our entire portfolio.”

Consolidated Results from Continuing Operations
Solutia Inc. (NYSE: SOA) today reported net income from continuing operations of $24 million for the second quarter 2010, compared to $24 million for the same period in 2009.  These results were impacted by certain events affecting comparability (detailed below) resulting in a net charge of $29 million in 2010 and a net charge of $8 million in 2009.  As described further in the table below, the 2010 events were primarily related to the $38 million charge associated with the previously announced closure of the Primary Accelerators operation. After adjusting for these items, income from continuing operations was $53 million in the second quarter of 2010, an increase of $21 million or 66 percent versus the second quarter of 2009.  This significant year-over-year earnings improvement was primarily due to increased sales volumes across all reporting segments, partially offset by higher raw material costs and higher interest expense, principally from current quarter non-cash mark-to-market losses on our interest rate swap agreements.
Adjusted EBITDA for the second quarter increased to $134 million from $96 million compared to the same period in 2009 (as detailed below in consolidated and segment sales, EBITDA and adjusted EBITDA table).  Consolidated EBITDA for the second quarter was flat at $90 million compared to the same period in 2009.
Segment Data
In order to aid understanding of Solutia’s business performance, the results of its business segments are presented on an adjusted basis and reconciled to the comparable GAAP measures in the tables below.

Advanced Interlayers Segment
Advanced Interlayers’ second quarter 2010 net sales were $208 million, an increase of $48 million or 30 percent from the same period in 2009.  Adjusted EBITDA increased $5 million to $44 million for the second quarter of 2010 compared to the prior year period.  This increase was primarily due to strong organic volume recovery supplemented by the acquisition of the Vista solar business from Etimex Holdings. (which post-closing is now referred to as Vistasolar), which more than offset higher raw material costs and incentive compensation expense.   In addition, sales increased $22 million or 12 percent compared to the first quarter in 2010.
“Advanced Interlayers’ growth in Asia has been substantial with 46 percent volume growth over the past three years,” said James R. Voss, Executive Vice President and Chief Operating Officer.  “To meet growing demand in Asia, Solutia recently announced plans to expand its Saflex® polyvinyl butyral (PVB) interlayer manufacturing capacity at its Suzhou, China facility to enhance its capabilities to serve the automotive, architectural and photovoltaic markets in the Asia region.  In addition, Solutia has announced it will add Vistasolar ethylene vinyl acetate (EVA) encapsulant capacity at its Suzhou facility, as this region continues to show strong growth and our existing Vistasolar lines continue to operate near full capacity.”
Performance Films Segment
Performance Films’ second quarter 2010 net sales were $73 million, an increase of $19 million or 35 percent from the same period in 2009.  Adjusted EBITDA increased to $19 million for the second quarter of 2010 compared to $14 million in the same period in 2009, primarily driven by higher organic sales volumes supplemented by the Novomatrix acquisition, partially offset by higher incentive compensation expense.   In addition, sales increased $21 million or 40 percent compared to the first quarter in 2010.
“Performance Films continues to see increased customer interest in the energy savings and comfort features Performance Films products provide in both automotive and architectural applications,” added Voss.  “This recognition is expanding beyond end-users to include government and regulatory entities around the world, including the United States Department of Energy, which recently awarded Solutia a grant for continued research and commercialization of high-performance, energy-efficient window film technology for residential and commercial buildings.  As a global leader in solar control films, Solutia has an enviable position in these rapidly growing markets, and our recent Novomatrix acquisition further entrenches us in the premium segment of the industry.”

Technical Specialties Segment
Technical Specialties’ second quarter 2010 net sales were $233 million, an increase of $43 million or 23 percent from the same period in 2009.  Adjusted EBITDA increased to $84 million for the second quarter of 2010, an increase of $26 million or 45 percent compared to the same period in 2009, primarily due to the significant operating leverage of the business in an improved volume environment, partially offset by higher raw material costs, lower average selling prices and higher incentive compensation expense.  In addition, sales increased $9 million or 4 percent compared to the first quarter in 2010.
“Technical Specialties has experienced increased demand, and Solutia remains confident in the growth of the Crystex business,” added Voss.  “Crystex continues to grow as tire demand recovers and as emerging Asian markets increase their use and production of radial tires.  We are developing plans for a major new capacity addition in Asia to serve this growing market demand.   Reinforcing this growth is that China surpassed the United States last year as the largest automotive market for the first time in history.”
Unallocated and Other
Unallocated and other expenses reduced Adjusted EBITDA by $13 million, which is a $2 million improvement compared to the second quarter of 2009, primarily attributable to modest currency gains in the second quarter of 2010 versus currency losses in the same period in 2009, partially offset by expense related to the return of our annual incentive compensation program.

Leverage and Liquidity
The Company ended the second quarter with net debt of $1,415 million and liquidity of $390 million.   Cash provided from continuing operations less capital expenditures for the quarter was very strong at $92 million compared to cash provided by continuing operations less capital expenditures of $51 million for the same period in 2009.  The year-over-year increase in cash from continuing operations less capital expenditures was primarily attributed to higher operating income and lower interest payments, partially offset by higher tax payments on ex-U.S. income.
Discontinued Operations
In the second quarter, income from discontinued operations of $17 million was due to a gain recognized on a settlement of contingent liabilities associated with the Alvin, Texas plant included in the sale of our Integrated Nylon business on June 1, 2009.
Outlook
We expect sales volumes to remain steady in the second half of the year with a normal seasonal slowdown in the fourth quarter.  Coupled with this volume assumption, we are premising average selling prices generally consistent with the levels experienced in the second quarter 2010 and utilizing the June 30th Euro to USD spot rate of 1.23 for the second half of 2010.  Inclusive of our recent acquisitions, and in anticipation of the reclassification of our Primary Accelerators business to discontinued operations, we expect full year revenue growth in the range of 10 percent to 15 percent in 2010 versus 2009 and full-year 2010 Adjusted EBITDA in the range of $480 million to $500 million.  Full-year Adjusted EPS from continuing operations is estimated at $1.40 to $1.50.  Further, with the strong cash generation from the second quarter, we are raising our 2010 full year cash from continuing operations less capital spending to the range of $175 million to $200 million from our previous range of $150 million to $175 million.

“We remain focused on growth with purpose and look forward to realizing the synergistic benefits of our recent acquisitions,” added Quinn.“I am confident our focus on operational excellence and cost discipline combined with the commitment to deliver a high level of service and product functionality to our customers has positioned us to achieve that growth. Our attractive core businesses, which will benefit from the continued strengthening of the automotive and construction segments, and our position in the high-growth renewable energy and electronic technologies markets, produce a long-term sales and earnings growth story which I believe to be compelling.”
Second Quarter Conference Call
The company will hold a conference call at 9:00 a.m. Central Standard Time (10:00 a.m. Eastern Standard Time) on Tuesday, July 27, 2010, during which Solutia executives will elaborate upon the company’s second quarter 2010 financial results.
A live webcast of the conference call and slides will be available through the Investors section of www.solutia.com . The phone number for the call is 888-679-8038 (U.S.) or 617-213-4850 (International), and the pass code is 78168606. Participants are encouraged to dial in 10 minutes early, and also may pre-register for the event at https://www.theconferencingservice.com/prereg/key.process?key=PREC9HQ6H.  Pre-registrants will be issued a pin number to use when dialing into the live call that will provide quick access to the conference by bypassing the operator upon connection. A replay of the event will be available through www.solutia.com for two weeks or by calling 888-286-8010 (U.S.) or 617-801- 6888 (International) and entering the pass code 61268334.

Important Information Regarding Outlook

There is no guarantee that Solutia will achieve its projected financial expectation for 2010 which is based on management estimates, currently available information and assumptions which management believes to be reasonable.  Our current operating premises are that automotive markets will grow globally in 2010 with the most significant growth in China and other emerging markets.  Growth in U.S. and Western Europe will be modest.  We do not premise growth in architectural outside China.  Traditional domestic and European markets will remain at 2009 levels.  Such forward-looking statements are inherently subject to significant economic, competitive and other uncertainties and contingencies, many of which are beyond the control of management.  See “Forward-Looking Statements” below.

SOLUTIA INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net Sales	$518	$410	$984	$749
Cost of goods sold	396	288	716	546
Gross Profit	122	122	268	203
Selling, general and administrative expenses	67	54	133	104
Research, development and other operating expenses, net	3	2	7	6
Operating Income	52	66	128	93
Interest expense	(36)	(22)	(74)	(59)
Other income (loss), net	10	(1)	13	(2)
Loss on debt extinguishment	--	(8)	(89)	(8)
Income (Loss) from Continuing Operations Before Income Tax Expense	26	35	(22)	24
Income tax expense	2	10	11	3
Income (Loss) from Continuing Operations	24	25	(33)	21
Income (Loss) from Discontinued Operations, net of tax	17	(14)	17	(169)
Net Income (Loss)	41	11	(16)	(148)
Net income attributable to noncontrolling interest	--	1	1	1
Net Income (Loss) attributable to Solutia	$41	$10	$(17)	$(149)

Basic and Diluted Income (Loss) per Share attributable to Solutia:
Income (Loss) from Continuing Operations attributable to Solutia	$0.20	$0.25	$(0.28)	$0.21
Income (Loss) from Discontinued Operations, net of tax	0.14	(0.15)	0.14	(1.79)
Net Income (Loss) attributable to Solutia	$0.34	$0.10	$(0.14)	$(1.58)

SOLUTIA INC.
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(Dollars in millions, except per share amounts)
(Unaudited)
	June 30, 2010	December 31, 2009

ASSETS
Current Assets:
Cash and cash equivalents	$127	$243
Trade receivables, net of allowances of $3 in 2010 and $2 in 2009	286	268
Miscellaneous receivables	69	82
Inventories	283	257
Prepaid expenses and other assets	21	37
Assets of discontinued operations	--	10
Total Current Assets	786	897
Net Property, Plant and Equipment	864	919
Goodwill	722	511
Net Identified Intangible Assets	928	803
Other Assets	105	136
Total Assets	$3,405	$3,266

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$176	$169
Accrued liabilities	256	206
Short-term debt, including current portion of long-term debt	8	28
Liabilities of discontinued operations	3	50
Total Current Liabilities	443	453
Long-Term Debt	1,534	1,264
Postretirement Liabilities	345	411
Environmental Remediation Liabilities	252	260
Deferred Tax Liabilities	202	179
Other Liabilities	121	99

Commitments and Contingencies (Note 8)

Shareholders’ Equity:
Common stock at $0.01 par value; (500,000,000 shares authorized, 122,529,368 and 121,869,293 shares issued in 2010 and 2009, respectively)	1	1
Additional contributed capital	1,621	1,612
Treasury shares, at cost (547,578 in 2010 and 430,203 in 2009)	(3)	(2)
Accumulated other comprehensive loss	(321)	(237)
Accumulated deficit	(798)	(781)
Total Shareholders’ Equity attributable to Solutia	500	593
Equity attributable to noncontrolling interest	8	7
Total Shareholders’ Equity	508	600
Total Liabilities and Shareholders’ Equity	$3,405	$3,266

SOLUTIA INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in millions)
(Unaudited)
	Six Months Ended June 30,
	2010	2009
INCREASE IN CASH AND CASH EQUIVALENTS OPERATING ACTIVITIES:
Net loss	$(16)	$(148)
Adjustments to reconcile net loss to net cash provided by (used in) operations:
(Income) Loss from discontinued operations, net of tax	(17)	169
Depreciation and amortization	55	51
Pension obligation related expense less than contributions	(57)	(11)
Other postretirement benefit obligation related expense less than contributions	(4)	(5)
Amortization of deferred debt issuance costs and debt discount	5	10
Deferred income taxes	(35)	(9)
Other charges (gains):
Non-cash loss on deferred debt issuance cost and debt discount write-off	80	8
Other charges (gains), including restructuring expenses	59	1
Changes in assets and liabilities:
Income taxes payable	10	3
Trade receivables	(6)	(5)
Inventories	(14)	56
Accounts payable	(6)	(21)
Environmental remediation liabilities	(8)	(8)
Restricted cash for environmental remediation and other legacy payments	--	10
Other assets and liabilities	55	(12)
Cash Provided by Operations – Continuing Operations	101	89
Cash Provided by (Used in) Operations – Discontinued Operations	(18)	59
Cash Provided by Operations	83	148

INVESTING ACTIVITIES:
Property, plant and equipment purchases	(14)	(23)
Acquisition payments	(371)	(1)
Property disposals	--	1
Cash Used in Investing Activities – Continuing Operations	(385)	(23)
Cash Provided by (Used in) Investing Activities – Discontinued Operations	(2)	21
Cash Used in Investing Activities	(387)	(2)

FINANCING ACTIVITIES:
Net change in lines of credit	--	(14)
Proceeds from long-term debt obligations	1,144	70
Payment of long-term debt obligations	(878)	(80)
Net change in long-term revolving credit facilities	--	(181)
Proceeds from stock issuance	--	119
Proceeds from short-term debt obligations	--	11
Payment of short-term debt obligations	(16)	(13)
Debt issuance costs	(27)	(4)
Purchase of treasury shares	(1)	(1)
Other, net	(9)	(2)
Cash Provided by (Used in) Financing Activities	213	(95)

Effect of Exchange Rate Changes on Cash	(25)	--

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(116)	51
CASH AND CASH EQUIVALENTS:
Beginning of period	243	32
End of period	$127	$83

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash payments for interest	$48	$61
Cash payments for income taxes, net of refunds	$19	$3

Non-Cash Investing Activities:
Capital expenditures included in accounts payable	$4	$1

The tables below are provided to assist the reader with comparability between the three months ended June 30, 2010 and comparable period in 2009 by providing consolidated and segment sales, EBITDA(1) and Adjusted EBITDA (2).
Consolidated and segment sales, EBITDA(1) and Adjusted EBITDA(2) three months ended June 2010 and 2009
	Three Months Ended June 30
From Continuing Operations (in millions)	2010	Adjust- ments(3)	2010 As Adjusted	2009	Adjust- ments(3)	2009 As Adjusted	% change
Net Sales
Advanced Interlayers	$208		$208	$160		$160	30%
Performance Films	73		73	54		54	35%
Technical Specialties	233		233	190		190	23%
Unallocated and Other	4		4	6		6	-33%
Total	$518		$518	$410		$410	26%

EBITDA(1)
Advanced Interlayers	$44	$-	$44	$35	$4	$39	13%
Performance Films	18	1	19	12	2	14	36%
Technical Specialties	42	42	84	62	(4)	58	45%
Unallocated and Other	(14)	1	(13)	(19)	4	(15)	13%
Total	$90	$44	$134	$90	$6	$96	40%

(1)
EBITDA is defined as earnings from continuing operations before interest expense, loss on debt extinguishment, income taxes, depreciation and amortization, less net income attributable to non-controlling interests.  Foreign currency gains/losses are included in Unallocated and Other

(2)	Adjusted EBITDA is EBITDA (as defined above), excluding Adjustments (as defined below)
(3)	Adjustments include Events Affecting Comparability (see separate table), cost overhang associated with the sale of the Integrated Nylon business, and non-cash stock compensation expense

Consolidated and segment sales, EBITDA(1) and Adjusted EBITDA(2) six months ended June 2010 and 2009
	Six Months Ended June 30
From Continuing Operations (in millions)	2010	Adjust- ments(3)	2010 As Adjusted	2009	Adjust- ments(3)	2009 As Adjusted	% change
Net Sales
Advanced Interlayers	$394		$394	$293		$293	34%
Performance Films	125		125	88		88	42%
Technical Specialties	457		457	357		357	28%
Unallocated and Other	8		8	11		11	-27%
Total	$984		$984	$749		$749	31%

EBITDA(1)
Advanced Interlayers	$92	$-	$92	$54	$9	$63	46%
Performance Films	27	2	29	13	3	16	81%
Technical Specialties	116	47	163	118	(14)	104	57%
Unallocated and Other	(40)	10	(30)	(44)	13	(31)	3%
Total	$195	$59	$254	$141	$11	$152	67%

(1)
EBITDA is defined as earnings from continuing operations before interest expense, loss on debt extinguishment, income taxes, depreciation and amortization, less net income attributable to non-controlling interests.  Foreign currency gains/losses are included in Unallocated and Other

(2)	Adjusted EBITDA is EBITDA (as defined above), excluding Adjustments (as defined below)
(3)	Adjustments include Events Affecting Comparability (see separate table), cost overhang associated with the sale of the Integrated Nylon business, and non-cash stock compensation expense

Use of Non-U.S. GAAP Financial Information and Reconciliation to Comparable GAAP Number

For the purpose of this press release, the company has used certain financial measures such as EBITDA (defined as earnings from continuing operations before interest expense, loss on debt extinguishment, income taxes, depreciation and amortization, less net income attributable to non-controlling interests), Adjusted EBITDA and Adjusted Earnings Per Share (to include EBITDA and exclude certain gains and losses that affect comparability, cost overhang associated with the sale of our Integrated Nylon business, and non-cash stock compensation expense) that are not determined in accordance with generally accepted accounting principles in the United States  (GAAP).  The company believes that these non-GAAP financial measures are useful to investors because they facilitate period-to-period comparisons of Solutia’s performance and enable investors to assess the company’s performance in the way that management and lenders do.  Our debt covenants and certain management reporting and incentive plans are measured against certain of these non-GAAP financial measures.  Reconciliations of these measures to GAAP measures are included immediately below.

We are unable to reconcile our Adjusted EBITDA projections to comparable GAAP numbers because of the difficulty in predicting adjustments that would be required such as, but not limited to, income taxes, depreciation, amortization and other items.

Reconciliation of Income (Loss) from Continuing Operations to Adjusted EBITDA from Continuing Operations
	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
(dollars in millions)	2010	2009	2010	2009
Income (Loss) from Continuing Operations	$24	$25	$(33)	$21
Less: Net Income attributable to noncontrolling interest	-	1	1	1
Income (Loss) from Continuing Operations attributable to Solutia	24	24	(34)	20
Plus:
Income Tax Expense	2	10	11	3
Interest Expense	36	22	74	59
Loss on Debt Extinguishment	-	8	89	8
Depreciation and Amortization	28	26	55	51
Events affecting comparability, pre-tax:
Other items (see below)	39	2	50	1
Non-cash Stock Compensation Expense	5	4	9	9
Nylon Cost Overhang	-	-	-	1
Adjusted EBITDA from Continuing Operations	$134	$96	$254	$152

Reconciliation of Income (Loss) from Continuing Operations to Income from Continuing Operations Attributable to Solutia before Events Affecting Comparability
	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
(dollars in millions)	2010	2009	2010	2009
Income (Loss) from Continuing Operations	$24	$25	$(33)	$21
Less: Net Income attributable to noncontrolling interest	-	1	1	1
Income (Loss) from Continuing Operations attributable to Solutia	24	24	(34)	20

Plus:
Events affecting comparability, pre-tax:
Loss on debt extinguishment	-	8	89	8
Other items (see below)	39	2	50	1
Events affecting comparability, income tax impact	(10)	(2)	(12)	(2)
Income from Continuing Operations attributable to Solutia before events affecting comparability	$53	$32	$93	$27

Summary of Events Affecting Comparability

In 2010, (Gains) and Charges affecting comparability are as follows:

Three	Three	Six
Months	Months	Months
Ended	Ended	Ended
March 31,	June 30,	June 30,
2010	2010	2010	(dollars in millions)
$3	$1	$4	Severance, pension settlement and retraining costs related to the general corporate restructuring
-	38	38	Restructuring costs related to the closure of our Primaries business
1	1	2	Charges related to the closure of the Ruabon facility
3	3	6	Charges related to the closure of the Cologne facility
-	1	1	Inventory step-up related to the Novomatrix Acquisition
4	3	7	Acquisition costs related to our agreement to purchase Etimex Solar and Novomatrix
-	(8)	(8)	Gain on settlement of tax indemnification case
$11	$39	$50	EBITDA impact
89	-	89	Charges related to the early extinguishment of our 2014 Term Loan and 2013 Revolver
$100	$39	$139	Pre-tax income statement impact
(2)	(10)	(12)	Income tax impact
$98	$29	$127	After-tax income statement impact

In 2009, (Gains) and Charges affecting comparability are as follows:

Three	Three	Six
Months	Months	Months
Ended	Ended	Ended
March 31,	June 30,	June 30,
2009	2009	2009	(dollars in millions)
$(23)	$-	$(23)	Gain related to the reduction in the 2008 annual incentive plan
17	5	22	Severance and retraining costs related to the general corporate restructuring
4	1	5	Charges related to the closure of the SAFLEX® production line at the Trenton, Michigan Facility
1	(4)	(3)	Charges related to the closure of the Ruabon, Wales Facility
$(1)	$2	$1	EBITDA impact
-	8	8	Charges related to the repayment of the German term loan to write-off unamortized debt issuance costs and debt discount
$(1)	$10	$9	Pre-tax income statement impact
-	(2)	(2)	Income tax impact
$(1)	$8	$7	After-tax income statement impact

Adjusted Earnings Per Share - Reconciliation of a Non-US GAAP Measure
	Three Months	Three Months	Six Months	Six Months

	Ended	Ended	Ended	Ended
(in $ millions, except per share data)	June, 2010	June 30, 2009	June, 2010	June 30, 2009
Income (Loss) from continuing operations before tax	$26	$35	$(22)	$24
Less: Net Income attributable to noncontrolling interest	-	1	1	1
Income (Loss) from continuing operations before tax attributable to Solutia	26	34	(23)	23
Non-GAAP Adjustments before tax(1)	39	10	139	9
Adjusted earnings from continuing operations before tax	65	44	116	32
Income tax expense on adjusted earnings	(12)	(12)	(23)	(5)
Adjusted earnings for adjusted EPS	$53	$32	$93	$27

Basic and Diluted Shares (millions)
Weighted average shares outstanding - Basic	118.7	95.5	118.6	94.3
Assumed conversion of Restricted Stock	1.2	0.1	1.1	0.1
Weighted average shares outstanding - Diluted	119.9	95.6	119.7	94.4
Adjusted EPS - Basic	$0.45	$0.34	$0.78	$0.29
Adjusted EPS - Diluted	$0.44	$0.33	$0.78	$0.29
(1) See table of Summary of Events Affecting Comparability

Notes to Editor:  Solutia and Infinity Logo® and all other trademarks listed below are trademarks of Solutia Inc. and/or its affiliates.

Forward Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "may," "will," "intends," "plans," "estimates" or "anticipates," or other comparable terminology, or by discussions of strategy, plans or intentions. These statements are based on management's current expectations and assumptions about the industries in which Solutia operates. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those risk and uncertainties described in Solutia's most recent Annual Report on Form 10-K, including under "Cautionary Statement About Forward Looking Statements" and "Risk Factors", and Solutia's quarterly reports on Form 10-Q. These reports can be accessed through the "Investors" section of Solutia's website at www.solutia.com . Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

Corporate Profile
Solutia is a market-leading performance materials and specialty chemicals company. The company focuses on providing solutions for a better life through a range of products, including: Saflex® polyvinyl butyral interlayers for glass lamination and for photovoltaic module encapsulation and Vistasolar® ethylene vinyl acetate films for photovoltaic module encapsulation;  LLumar®, Vista™, FormulaOne®, Gila®, V-KOOL®, Hüper Optik®, IQue™, Sun-X® and Nanolux® aftermarket performance films for automotive and architectural applications; Flexvue™ advanced film component solutions for solar and electronic technologies; and technical specialties products including Crystex® insoluble sulfur, Santoflex® PPD antidegradants, Therminol® heat transfer fluids and Skydrol® aviation hydraulic fluids. Solutia’s businesses are world leaders in each of their market segments. With its headquarters in St. Louis, Missouri, USA, the company operates globally with approximately 3,300 employees in more than 50 worldwide locations. More information is available at www.Solutia.com.

Source: Solutia Inc.
St. Louis
07/26/10